AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

SENTIO HEALTHCARE OP, L.P.

This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT ( this “Agreement”) is made and entered into effective as of January 25 2012

WITNESSETH:

WHEREAS, a limited partnership (the “Partnership”) was formed under the laws of the State of Delaware, pursuant to a Certificate of Limited Partnership filed with the Office of the Secretary of State of the State of Delaware on October 10, 2008 between Sentio Healthcare Properties OP, L.P. (f/k/a Cornerstone Healthcare Plus Operating Partnership, L.P., f/k/a Cornerstone Growth & Income Operating Partnership, L.P., f/k/a Cornerstone Growth & Income Operating Partnership, L.P., f/k/a Cornerstone Growth and Income Operating Partnership, L.P., f/k/a Cornerstone Institutional Growth Operating Partnership, L.P.), (the “General Partner”) and the initial limited partner;

WHEREAS, the Partnership filed an amendment to its Certificate of Limited Partnership with the Delaware Secretary of State on January 25 2012 to change its name from “CGI Healthcare Operating Partnership, L.P.” to “Sentio Healthcare OP, L.P.”;

WHEREAS, prior to the date hereof, the business and affairs of the Partnership have been governed by the Partnership's Amended and Restate Limited Partnership Agreement dated January 20, 2008, as amended by the Amendment to Limited Partnership Agreement dated September 29, 2011 (together, the “Prior Agreement”);

WHEREAS, the parties hereto now desire to amend and restate the Prior Agreement to reflect the most recent name changes;

NOW, THEREFORE, in consideration of the foregoing, of mutual covenants between the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

FIRST: The name of the Partnership is Sentio Healthcare OP, L.P.”

SECOND: The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Code; (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing. The General Partner shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” taxable as a corporation for purposes of Section 7704 of the Internal Revenue Code.

1

THIRD: The principal place of business of the Partnership is: 189 South Orange Ave., Suite 1700, Orlando, FL 32801.

FOURTH: The name and business address of each member of the Partnership, general and limited, are as follows:

Name	Address
GENERAL PARTNER: Sentio Healthcare Properties OP, L.P.	189 South Orange Ave., Suite 1700 Orlando, FL 32801
LIMITED PARTNER: HPC LP TRS, LLC	189 South Orange Ave., Suite 1700 Orlando, FL 32801

FIFTH: The Partnership shall continue until such time as it shall be terminated by action of the General Partner.

SIXTH: The General Partner has contributed $1,100 to the capital of the Partnership and the Limited Partner has contributed $10 to the capital of the Partnership.

SEVENTH: Capital may be contributed by the partners from time to time as agreed by all the partners.

EIGHTH: The capital contribution of any partner may from time to time be returned as agreed by all the partners.

NINTH: The profits and losses of the Partnership in each year shall be divided among the partners in proportion to the respective amounts of capital contributions made or agreed to be made by them.

TENTH: Each partner shall have the right to assign its Partnership interest.

ELEVENTH: The General Partner shall have the authority, without limitation, on behalf of the Partnership, to guarantee or become a co-maker of indebtedness of Sentio Healthcare Properties, Inc., the General Partner or any Subsidiary thereof, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership's assets. For the purpose of this Agreement, “Subsidiary” means, with respect to an entity, any partnership, limited liability company, corporation, joint venture, trust or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such entity.

2

TWELFTH: One or more new partners, limited or general, may be admitted to the Partnership upon the approval of the General Partner.

THIRTEENTH: The right to continue the business on the bankruptcy, dissolution, liquidation or withdrawal of the General Partner is given to the remaining partners.

FOURTEENTH: This Agreement may be amended by agreement between the General Partner and the Limited Partner.

3

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

GENERAL PARTNER:

SENTIO HEALTHCARE PROPERTIES Op, L.P.

By:	Sentio Healthcare Properties, Inc.,
Sole general partner

	By:	/s/ John Mark Ramsey
John Mark Ramsey
President and Chief Executive Officer

LIMITED PARTNER:

HPC LP TRS, LLC

By:	Sentio Healthcare Properties, Inc.
its sole member

	By:	/s/ John Mark Ramsey
John Mark Ramsey
President and Chief Executive Officer

4